Filed pursuant to Rule 433
                                           Registration Statement No. 333-142342
                                                                  April 26, 2007




                          [ESTEE LAUDER COMPANIES LOGO]


                         THE ESTEE LAUDER COMPANIES INC.
              $______________ _________% SENIOR NOTES DUE _________
              $______________ _________% SENIOR NOTES DUE _________

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This free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus supplement, dated April 25, 2007, relating to the securities offered thereby.

         The Estee Lauder Companies Inc. is offering $______________ of our ______% Senior Notes due ____________, or the ____________ Notes, and
$______________ of our ______% Senior Notes due ____________, or the
____________Notes, under an effective shelf registration statement on file with the Securities and Exchange Commission as described in our preliminary prospectus supplement dated April 25, 2007 relating to the offering. The ____________ Notes and the ____________ Notes are together referred to as the notes.

         In connection with the offering of the notes, we have added additional terms that will be applicable to the notes.

THE ESTEE LAUDER COMPANIES INC. HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS AND PRELIMINARY PROSPECTUS SUPPLEMENT) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PRELIMINARY PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE COMPANY HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE COMPANY AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ESTEE LAUDER COMPANIES INC., ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING CITIGROUP GLOBAL MARKETS INC. TOLL FREE AT 1-877-858-5407 OR J.P. MORGAN SECURITIES INC. COLLECT AT (212) 834-4533.

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                           Joint Book-Running Managers

CITI                                                                    JPMORGAN

In connection with the offering of the notes, the following additional terms will be applicable to both the ____________ Notes and the ____________ Notes:

PURCHASE OF NOTES UPON A CHANGE OF CONTROL REPURCHASE EVENT

         If a Change of Control Repurchase Event (defined below) occurs, unless we have exercised our right to redeem the notes as described in the preliminary prospectus supplement under the heading "Description of the Senior Notes -- Optional Redemption," we will make an offer to each holder of notes to repurchase all or any part (in multiples of $2,000 principal amount) of that holder's notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (defined below), but after the public announcement of the Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

         We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

         On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

         (1) accept for payment all notes or portions of notes properly tendered pursuant to our offer;

         (2) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

         (3) deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers' certificate stating the aggregate principal amount of notes being purchased by us.

         The paying agent will promptly pay, from funds deposited by us for such purpose, to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.

         We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.



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


         "Change of Control" means the occurrence of any of the following:

         (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our wholly owned subsidiaries;

         (2) the adoption of a plan relating to our liquidation or dissolution;

         (3) the first day on which a majority of the members of our board of directors are not Continuing Directors;

         (4) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than us, one of our wholly owned subsidiaries or Lauder Family Members, becomes the beneficial owner, directly or indirectly, of more than 50% of our Voting Stock, and following such transaction or transactions, Lauder Family Members beneficially own less than 50% of our Voting Stock, in each case, measured by voting power rather than number of shares; or

         (5) the consummation of a so-called "going private/Rule 13e-3 Transaction" that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Exchange Act (or any successor provision), following which Lauder Family Members beneficially own, directly or indirectly, more than 50% of our Voting Stock, measured by voting power rather than number of shares.

         Notwithstanding the foregoing, a transaction effected to create a holding company for us will not be deemed to involve a Change of Control if (a) pursuant to such transaction we become a wholly owned subsidiary of such holding company and (b) the holders of the Voting Stock of such holding company immediately following such transaction are the same as the holders of our Voting Stock immediately prior to such transaction.

         "Below Investment Grade Rating Event" means the notes are rated below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

         "Change of Control Repurchase Event" means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.





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



         "Continuing Directors" means, as of any date of determination, any member of our board of directors who:

         (1) was a member of such board of directors on the first date that any of the notes were issued; or

         (2) was nominated for election or elected to our board of directors with the approval of a majority of the Continuing Directors who were members of our board at the time of such nomination or election.

         "Investment Grade" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating categories of Moody's) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the notes for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).

         "Lauder Family Members" includes only the following persons: (i) the estate of Mrs. Estee Lauder; (ii) each descendant of Mrs. Lauder (a "Lauder Descendant") and their respective estates, guardians, conservators or committees; (iii) each "Family Controlled Entity" (as defined below); and (iv) the trustees, in their respective capacities as such, of each "Family Controlled Trust" (as defined below). The term "Family Controlled Entity" means (i) any not-for-profit corporation if at least 80% of its board of directors is composed of Lauder Descendants; (ii) any other corporation if at least 80% of the value of its outstanding equity is owned by Lauder Family Members; (iii) any partnership if at least 80% of the value of its partnership interests are owned by Lauder Family Members; and (iv) any limited liability or similar company if at least 80% of the value of the company is owned by Lauder Family Members. The term "Family Controlled Trust" includes certain trusts existing on November 16, 1995 and trusts the primary beneficiaries of which are Lauder Descendants, spouses of Lauder Descendants and/or charitable organizations, provided that if the trust is a wholly charitable trust, at least 80% of the trustees of such trust consist of Lauder Descendants.

         "Moody's" means Moody's Investors Service, Inc.

         "Rating Agency" means:

         (1)      each of Moody's and S&P; and

         (2) if either of Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us as a replacement agency for Moody's or S&P, or both, as the case may be.

         "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

         "Voting Stock" as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.




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